Exhibit 99.1

AVAX One Announces Leadership Transition

Board Appoints Chief Operating Officer, Pete Wylie, as Interim Chief Executive Officer

WEST PALM BEACH, FL, July 6, 2026 -- AVAX One Technology Ltd. (Nasdaq: AVX) (“AVAX One” or the “Company”), today announced a leadership change where Jolie Kahn has resigned as Chief Executive Officer (“CEO”) of the Company, effective immediately. The Board of Directors (“Board”) has appointed Pete Wylie, the Company’s Chief Operating Officer, as Interim CEO. Mr. Wylie will continue to serve as Chief Operating Officer. Additionally, the Board has initiated a comprehensive search for a permanent successor and has formally retained global executive search firm ZRG Partners to support the process.

“Jolie has played an instrumental role in positioning AVAX One for long-term success as we transformed into a digital infrastructure company,” said Matt Zhang, Chairman of the Board. “On behalf of the Board, I thank Jolie for her dedicated service and wish her the very best in her future endeavors. We have full confidence in Pete’s ability to lead the Company through this transition, and the Board remains committed to a thorough process to identify our next permanent CEO.”

Mr. Wylie is a seasoned entrepreneur and investor with multiple exits in the financial and consumer technology sectors, and brings deep operational and financial experience to the Company. He previously served as Chief Financial Officer of Napster Holdings Inc. through its 2025 acquisition by Infinite Reality (now Napster Inc.), and as CFO/COO of consumer lender CommonBond. He also co-founded consumer financial technology company Gradible, which was acquired by CommonBond in 2016.

“I am honored and grateful for the opportunity to lead AVAX One through this transition,” said Pete Wylie, Interim Chief Executive Officer. “AVAX One has built a strong foundation as a digital infrastructure company, and I look forward to working closely with the Board and our talented team to build on that momentum. While the Board conducts its search for a permanent CEO, I’m committed to keeping the team focused on execution and delivering long-term shareholder value.”

Ms. Kahn’s departure was not the result of any disagreement with the Company regarding its operations, policies, or practices.

About AVAX One Technology Ltd.

AVAX One Technology Ltd. (NASDAQ: AVX) is a digital infrastructure company accelerating the transition to an onchain financial economy. The Company builds power-first, modular data centers in energy-advantaged regions — leveraging behind-the-meter generation and microgrid design to deliver reliable, cost-efficient compute capacity for AI and high-performance computing (HPC) workloads. The Company’s powered land model eliminates grid dependency and delivers pre-energized, Tier 3-ready sites on accelerated timelines unavailable through traditional utility-connected development. In addition, the Company continues to mine Bitcoin in Alberta and Ohio, operating at a hashrate of approximately 300 PH/s. Alongside AVAX One’s physical infrastructure, the Company maintains a strategic Avalanche digital asset treasury, accumulating AVAX and generating onchain yield through native staking and ecosystem participation. Together, these three pillars give public market investors unique exposure to both the digital infrastructure layer and the onchain economy. For more information, please visit www.avax-one.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “intend,” “plan,” “could,” “may,” “will,” “would,” “believe,” “estimate,” “target,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others: risks relating to the Company’s operations and business, including the highly volatile nature of the price of Bitcoin, AVAX, and other digital assets, and the risk that the price of the Company’s securities may be highly correlated to the price of the digital assets it holds; increased competition in the data center, AI/HPC, and digital asset industries; and legal, commercial, regulatory, and technical uncertainties affecting the Company’s business, as well as those risks and uncertainties identified in the Company’s filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

AVX@elevate-ir.com

Media Contact

Ethan Lyle

Prospero

avax-one@prospero.agency